Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Renalytix plc for the registration of up to 3,379,237 of its ordinary shares and 7,511,525 American Depositary Shares, or ADSs, representing 15,023,050 ordinary shares and to the incorporation by reference therein of our report dated October 31, 2022 with respect to the consolidated financial statements of Renalytix plc included in its Annual Report (Form 20-F) for the year ended June 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

May 2, 2023